                                                                     Exhibit 8

                          [Baker & McKenzie Letterhead]




                                 August 4, 1998


@Entertainment, Inc.
One Commercial Plaza
Hartford, CT 06103-3585

Dear Sirs:

                We have acted as United States federal income tax counsel to @Entertainment, Inc. (the "Company") in connection with the determination of the principal consequences under United States federal income tax law of the Company's proposed exchange of its 14.5% Series B Senior Discount Notes due 2008 for any and all of its outstanding 14.5% Senior Discount Notes due 2008 (the "Exchange Offer"), as more completely described in the Registration Statement dated August 4, 1998 (the "Registration Statement").

                As counsel to the Company we have examined the Registration Statement and such other documents and records as we deemed necessary and relevant for rendering our opinion as to the principal United States federal income tax consequences of the Exchange Offer. Unless otherwise defined herein, all capitalized terms shall have the meanings assigned to them in the Registration Statement.

                On the basis of the foregoing, and assuming that all relevant documents have been, or will be, validly authorized, executed and delivered by all the relevant parties, we are of the opinion that, under present United States federal income tax laws, the material United States federal income tax consequences to holders of the exchange of Old Notes for Exchange Notes in the Exchange Offer described in the Registration Statement are, subject to the limitations and qualifications set forth below, as follows: Because the Exchange Notes will not be considered to differ materially either in kind or in extent from the Old Notes, the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes pursuant to Section 1001 of the United States Internal Revenue Code of 1986, as amended (the "Code"). As a result, no material United States federal income tax consequences will result to holders exchanging Old Notes for Exchange Notes, and the holders' respective tax bases in and holding periods for the Old Notes will continue to be their tax bases in and holding periods for the Exchange Notes.

@Entertainment, Inc.
August 3, 1998
Page 2

                Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States) may be subject to special rules not discussed herein.

                The foregoing is based on the United States Internal Revenue Code of 1986, as amended, regulations, rulings, administrative pronouncements and judicial decisions relating thereto as of the date hereof. Subsequent developments in these areas could have a material effect on this opinion.

                We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "United States Income Tax Considerations" in the prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.


                                     Respectfully submitted,

                                     /s/
                                     BAKER & McKENZIE




JOD/LGH